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                                                                  Exhibit 10(c)
                                                                  EXECUTION COPY









                              AMENDED AND RESTATED

         EMPLOYMENT AGREEMENT BETWEEN PIONEER-STANDARD ELECTRONICS, INC.

                                       AND

                               JANICE M. MARGHERET









                                                                   June 12, 1995


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                                Table of Contents

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                                                                                          Page
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1.       Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

2.       Period of Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

3.       Position, Duties, Responsibilities . . . . . . . . . . . . . . . . . . . . . .      1

4.       Compensation, Compensation Plans, Perquisites  . . . . . . . . . . . . . . . .      2

5.       Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

6.       Effect of Death or Disability  . . . . . . . . . . . . . . . . . . . . . . . .      4

7.       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

8.       Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7

9.       Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . .      8

10.      Noninterference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8

11.      Remedy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9

12.      Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9

13.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9

14.      General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10

15.      Amendment or Modification; Waiver  . . . . . . . . . . . . . . . . . . . . . .     11

16.      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11

17.      Successors to the Company  . . . . . . . . . . . . . . . . . . . . . . . . . .     11

18.      Operation of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11

19.      Enforcement Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12

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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT between PIONEER-STANDARD ELECTRONICS, INC., an Ohio corporation (the "Company"), and JANICE M. MARGHERET ("Margheret"), dated June ___, 1995, to be effective April 3, 1995.

                              W I T N E S S E T H:

         WHEREAS: The Company and Margheret have given consideration to an employment agreement providing for the services of Margheret as Senior Vice President; and

         WHEREAS: This agreement is deemed necessary at the present time to meet the need for a continued strong management without substantial change; and

         WHEREAS: Together with other officers of the Company, Margheret has been responsible for the success of the business of the Company;

         NOW, THEREFORE, it is hereby agreed by and between the Company and Margheret as follows:

    1.   Employment

         The Company hereby agrees to continue to employ Margheret, and Margheret hereby agrees to remain in the employ of the Company, for the period set forth in Section 2 below (the "Period of Employment"), in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

    2.   Period of Employment

         For the purposes of this Agreement, the Period of Employment, subject only to the provisions of Section 6 below (relating to Death or Disability), shall continue until termination of employment as set forth in Section 7 (relating to Termination).

    3.   Position, Duties, Responsibilities

         3.01 (a) During the Period of Employment, Margheret shall serve as Senior Vice President of the Company reporting to the President and Chief Executive Officer of the Company and shall have the authority, power, and duties with regard to her position as may from time to time be assigned by the President and Chief Executive Officer or the Board of Directors of the Company. Her duties shall exclude the Company's affiliate, Pioneer/Technologies Group, Inc. ("Technologies").

         3.01 (b) At all times during the Period of Employment, Margheret shall hold a position of responsibility and importance and a position of scope, with the functions, duties and responsibilities attached thereto, at least equal in responsibility


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and importance and in scope to and commensurate with her position on the date of this Agreement described in general terms in paragraph 3.01(a) above.

         3.02. Throughout the Period of Employment Margheret shall devote her full time and undivided attention during normal business hours to the business and affairs of the Company, except for reasonable vacations afforded the Company's executive officers consistent with past practices and except for illness or incapacity, but nothing in this Agreement shall preclude Margheret from devoting reasonable time required for serving as a director or member of an advisory committee of any organization involving no conflict of interest with the interests of the Company, from engaging in charitable and community activities, and from managing her personal investments, provided that such activities do not materially interfere with the regular performance of her duties and responsibilities under this Agreement.

         3.03. Margheret's office shall be located at the corporate offices of the Company in the Greater Cleveland Area, State of Ohio, and Margheret shall not be required to locate her office elsewhere without her prior written consent, nor shall she be required to be absent therefrom on travel status or otherwise more than a total of sixty (60) days in any calendar year nor more than fifteen (15) consecutive days at any one time.

    4.   Compensation, Compensation Plans, Perquisites

         4.01 (a) For all services rendered by Margheret in any capacity during the Period of Employment, Margheret shall be paid as compensation:

                  (i) A base salary, payable not less often than monthly, at the rate of no less than $15,416 per month, with such increases in such rate as shall be awarded from time to time in accordance with the Company's regular administrative practices of salary increases applicable to executives of the Company in effect on the date of this Agreement; and

                 (ii) A cash incentive bonus equal to the product of 5/10 of 1% of the sum of the "actual operating income" of the Company plus its equity earnings in profits/losses from Technologies, multiplied by the ratio of the Company's "actual return on capital" to 22.0%, or such equivalent successor bonus plan as may be adopted by the Company with Margheret's written consent. The term "actual operating income" shall be defined as the income before income tax (state and federal income tax), interest, and the Company's equity earnings in profits/losses from Technologies. The term "actual return on capital" shall be defined as the Company's "actual operating income" divided by the sum of its interest-bearing debt, plus equity, less the Company's equity investment in Technologies (the denominator shall be calculated for each fiscal year as the average of such amounts as at the end of each of the Company's four (4) fiscal quarters). The Company shall

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calculate and pay 75% of such bonus to Margheret at the end of each of the first three (3) fiscal quarters. After April 1 and before June 16 of the next fiscal year, and after audited financial statements are available to the Company, the Company shall pay Margheret the balance of any bonus due Margheret based on the full year calculation less payments made for the first three (3) fiscal quarters, which payment shall be vested in the event of termination by reason of Death or Disability (Section 6), Change of Control, (Section 7.02), or Without Cause (Section 7.04), but shall be forfeited in the event of termination For Cause or Voluntary Termination (Section 7.03).

               (b) Any increase in salary or bonus or other compensation shall in no way diminish any other obligation of the Company under this Agreement, unless specifically agreed to in writing by Margheret.

         4.02. During the Period of Employment Margheret shall be and continue to be a full participant in the Company's Employees' Profit Sharing Plan or any equivalent successor plan that may be adopted by the Company.

         4.03. During the Period of Employment Margheret shall be entitled to perquisites, including without limitation, an office, secretarial and clerical staff, and to fringe benefits comparable to those enjoyed by the other executive officers of the Company, but in each case at least equal to those attached to her office on the date of this Agreement, as well as to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by her in the course of her duties.

    5.   Employee Benefit Plans

         5.01. The compensation, together with other matters provided for in
Section 4 above, is in addition to the benefits provided for in this Section 5.

         5.02. Margheret, her dependents, beneficiaries and estate shall be entitled to all payments and benefits and service credit for benefits during the Period of Employment to which executive officers of the Company, their dependents and beneficiaries are entitled as the result of the employment of such executive officers during the Period of Employment under the terms of employee plans and practices of the Company, including, without limitation, the Company's retirement program consisting of its Employees' Profit Sharing Plan, its group life insurance plan, its accidental death and dismemberment insurance, disability, medical and health and welfare plans, any key person individual life and disability policies, automobile expense reimbursement, club membership fees and dues, and other present or equivalent successor plans and practices of the Company, its subsidiaries and divisions, for which officers, their dependents and beneficiaries are eligible, and to all payments or other benefits under any such plan or practice after the Period of Employment as a result of

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participation in such plan or practice during the Period of Employment.

         5.03. Margheret shall be eligible to participate in the Company's 1991 Stock Option Plan (which, together with any successor stock option plan or plans that may be adopted by the Company, is referred to herein as the "Option Plan"). The Company has granted Margheret stock options ("Options") at an option price equal to the fair market value of the Company's Common Shares at the date of grant. The terms and conditions of exercise of Margheret's Options shall be as is set forth in Margheret's Stock Option Agreements (the "Option Agreements") with the Company; provided, however, that in the event of a Change in Control, as defined in paragraph 18.02 below, then notwithstanding the provisions of said Option Agreements, all options (including those granted to her under the 1982 Incentive Stock Option Plan) shall immediately be 100% vested and Margheret shall have the immediate right of exercise with respect to all Options and their underlying Common Shares covered by said Option Agreements. In the event that Margheret's employment is terminated as a result of a Change in Control, as defined in paragraph 18.02 below, Margheret shall have the period of one (1) year after the date of such termination to exercise her Options or the remainder of the term of such Options, whichever is shorter, and any such exercise shall be irrevocable.

    6.   Effect of Death or Disability

         6.01. In the event of the death of Margheret during the Period of Employment, the Period of Employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred, and her legal representative shall be entitled to (i) the compensation provided for in paragraph 4.01(a)(i) above for the month in which death shall take place at the rate being paid at the time of death, (ii) any cash bonus payable for the fiscal quarter in which the Period of Employment shall be deemed to have terminated due to death, plus the balance of any bonus due Margheret for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above, and (iii) any benefits provided pursuant to paragraph 5.02 hereof which are payable pursuant to the terms of the applicable plan or practice.

         6.02 (a) The term "Disability," as used in this Agreement, shall mean an illness or accident which prevents Margheret from performing her duties under this Agreement for a period of three (3) consecutive months. The Period of Employment shall be deemed to have ended as of the close of business on the last day of such three (3) months' period but without prejudice to any payments due Margheret in respect of disability.

              (b) In the event of the Disability of Margheret during the Period of Employment, Margheret shall be entitled to (i) the compensation provided for in paragraph 4.01(a)(i) above, at the rate being paid at the time of the commencement of Disability,

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for the period of such Disability but not in excess of three (3) months, (ii)
any cash bonus payable for the fiscal quarter in which the Period of Employment shall be deemed to have terminated due to Disability, plus the balance of any bonus due Margheret for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above, and (iii) any benefits provided pursuant to paragraph 5.02 hereof which are payable pursuant to the terms of the applicable plan or practice.

              (c) The amount of any payments due under this paragraph 6.02 shall be reduced by any payments to which Margheret may be paid for the same period under any disability plan of the Company or of any subsidiary or affiliate thereof.

    7.   Termination

         7.01. GENERAL. The Company may terminate Margheret with or without cause at any time during the Period of Employment, subject to the provisions of this Section 7.

         7.02. CHANGE OF CONTROL. Within one (1) year of a Change of Control of the Company, as defined in paragraph 18.02, Margheret shall have the right to terminate her employment with the Company and there shall be paid or provided to Margheret, her dependents, beneficiaries and estate, as liquidated damages or severance pay, or both, the following:

              (a) The compensation provided for in paragraph 4.01(a)(i) above for the month in which Termination shall have occurred at the rate being paid at the time of Termination; and an amount equal to her previous twenty four (24) months of base salary plus an amount equal to the earned incentive cash bonus referred to in paragraph 4.01(a)(ii) above for the two (2) previously completed fiscal years. Such amount shall be paid to Margheret in one payment, immediately upon Termination. Margheret shall also receive any cash bonus payable for the fiscal quarter in which the Period of Employment shall be deemed to have terminated due to Change of Control, plus the balance of any bonus due Margheret for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above.

              (b) For two (2) years following the date of Termination, Margheret, her dependents, beneficiaries and estate, shall continue to be entitled to all benefits provided pursuant to paragraph 5.02 hereof which are payable pursuant to the terms of the applicable plan or practice, and service credit for benefits under all employee benefit plans of the Company, including, without limitation, the Company's profit sharing plan referred to in paragraph
5.02 above, upon the same basis as immediately prior to Termination and, to the extent that such benefits or service credit for benefits shall not be payable or provided under any such plans to Margheret, her dependents, beneficiaries and estate, by reason of her no longer being an employee of the Company as the result of Termination, or any such plan, program or arrangement is

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discontinued or the benefits thereunder are materially reduced, the Company shall itself arrange to provide benefits substantially similar to those which Margheret, her dependents and beneficiaries were entitled to receive under such plans, programs and arrangements immediately prior to termination to Margheret, her dependents, beneficiaries and estate.

         Any termination by the Company within the period of ninety (90) days prior to the execution of a letter of intent or a definitive agreement which could lead to a Change of Control and the closing of the transaction actually resulting in the Change of Control, as defined in paragraph 18.02, shall be deemed to be a termination under this paragraph 7.02. An election by Margheret to terminate her employment under the provisions of this paragraph 7.02 shall not be deemed a Voluntary Termination of employment by Margheret under paragraph
7.03 of this Agreement or any plan or practice of the Company.

         7.03. FOR CAUSE OR VOLUNTARY TERMINATION. For the purpose of any provision of this Agreement, the termination of Margheret's employment shall be deemed to have been For Cause only if:

               (a) termination of her employment shall have been the result of Margheret's conviction of any of the following: (i) embezzlement; (ii) misappropriation of money or other property of the Company; or (iii) any felony; or

               (b) there has been a breach by Margheret during the Period of Employment of the provisions of paragraph 3.02 above, relating to devotion of full time to the affairs of the Company, Section 8 relating to Competition,
Section 9 relating to Confidential Information, or Section 10 relating to Noninterference, and such breach results in demonstrably material injury to the Company, and with respect to any alleged breach of paragraph 3.02 hereof, Margheret shall have failed to remedy such proven breach within thirty (30) days from her receipt of written notice from the Company.

         If Margheret's employment is terminated by the Company For Cause, or if Margheret shall Voluntarily Terminate her employment with the Company, Margheret shall be entitled to the compensation provided for in paragraph 4.01(a)(i) through the date of such termination. Margheret shall not be entitled to any additional compensation or benefits (except for any vested benefits), and shall continue to be bound by the provisions of Section 8 of this Agreement (relating to Competition), the provisions of Section 9 of this Agreement (relating to Confidential Information), and the provisions of Section 10 (relating to Noninterference).

         7.04. WITHOUT CAUSE. Subject to compliance by Margheret with the provisions of Section 8 of this Agreement (relating to Competition), the provisions of Section 9 of this Agreement

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(relating to Confidential Information), and the provisions of Section 10 of this
Agreement (relating to Noninterference), if the Company shall terminate Margheret's employment, Without Cause, there shall be paid or provided to Margheret, her dependents, beneficiaries and estate, as liquidated damages or severance pay, or both, the compensation provided for in paragraph 4.01(a)(i) above for the month in which termination shall have occurred at the rate being paid at the time of such termination, and the amount (the "Payment Amount") per month, which shall consist of 1/24th of the total of an amount equal to her previous twenty-four (24) months of base salary plus an amount equal to the earned incentive cash bonus referred to in paragraph 4.01(a)(ii) above for the two (2) previously completed fiscal years. Such Payment Amount shall be paid to Margheret or, in case of her prior death, to her legal representative, in monthly installments at the end of each month commencing with the month next following that in which such termination shall have occurred, and continuing for a period of twelve (12) months. Margheret shall also receive any cash bonus payable for the fiscal quarter in which the Period of Employment shall be deemed to have terminated due to termination Without Cause, plus the balance of any bonus due Margheret for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above, plus any benefits provided pursuant to paragraph 5.02 hereof which are payable pursuant to the terms of the applicable plan or practice. In the event the Company fails to make such payments when due, then the remaining payments shall become due and payable immediately.

         7.05. ARBITRATION. In the event that Margheret's employment shall be terminated by the Company during the Period of Employment or the Company shall withhold payments or provision of benefits because Margheret is alleged to be engaged in activities prohibited by Sections 8, 9 or 10 of this Agreement or for any other reason, Margheret shall have the right, in addition to all other rights and remedies provided by law, at her election either to seek arbitration in the metropolitan area of Cleveland, Ohio, under the rules of the American Arbitration Association by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty
(120) days after having received notice of termination of her employment or within such longer period as may reasonably be necessary for Margheret to take action in the event that her illness or incapacity should preclude her taking such action within such one hundred and twenty (120) day period.

    8.   Competition

         There shall be no obligation on the part of the Company to make any further payments provided for in paragraph 7.04 above if Margheret shall, during the one (1) year following termination of Margheret's employment for any reason except Change of Control as described in paragraph 7.02, engage in Competition with the Company as hereinafter defined. The word "Competition" for purposes of this Section 8 and any other provision of this

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Agreement shall mean taking any employment or consulting position with or control of one of the Company's top twenty-five (25) competitors as listed in the most current issue at the date of termination of Electronic Buyer's
News and/or Electronic News; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons be deemed Competition with the Company within the meaning of this Section 8.

    9.   Confidential Information

         9.01. Except for information which is already in the public domain, or which is publicly disclosed by persons other than Margheret, or which is required by law or court order to be disclosed, or information given to Margheret by a third party not bound by any obligation of confidentiality, Margheret shall at all times during and after her employment with the Company hold in strictest confidence any and all confidential information within her knowledge and which is material to the business of the Company (whether acquired prior to or during her employment with the Company) concerning the inventions, products, processes, methods of distribution, customers, services, business, suppliers or trade secrets of the Company, except that Margheret may, in connection with the performance of her duties to the Company, divulge confidential information to the directors, officers, employees and shareholders of the Company and to the advisors, accountants, attorneys or lenders of the Company or such other individuals as deemed prudent in the course of business to carry out the responsibilities and duties of her position. Such confidential information includes, without limitation, financial information, sales information, price lists, marketing data, the identity and lists of actual and potential customers and technical information, all to the extent that such information is not intended by the Company for public dissemination.

         9.02. Margheret also agrees that upon leaving the Company's employ she will not take with her, without the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Company, any Company document, contract, internal financial or management reports, customers list, product list, price list, catalog, employee list, procedures, software, MIS data, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions, or, without limitation, relating to its or their methods of purchase or distribution, or any description of any trade secret, formulae or secret processes.

    10.  Noninterference

         Except for Change of Control as described in paragraph 7.02, Margheret shall not, at any time during or within one (1)


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year after her employment is terminated with the Company, without the prior written consent of the Company, directly or indirectly, induce or attempt to induce any key employee, key agent or other key representative or associate of the Company to terminate his or her relationship with the Company, or in any way directly or indirectly interfere with such a relationship or any relationship between the Company and any of its top fifty (50) suppliers or top two hundred fifty (250) customers, both in terms of the Company's sales volume, provided that purchasing goods from a supplier to the Company or making a sale to any of the Company's customers shall not be deemed to be interference.

    11.  Remedy

         Margheret acknowledges that Sections 8, 9 and 10 hereof were negotiated at arms length and are required for the fair and reasonable protection of the Company. Margheret and the Company further acknowledge and agree that a breach of those obligations and agreements will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and, therefore, Margheret and the Company agree that in the event of any breach of said obligations and agreements the Company, and its successors and assigns, shall be entitled to injunctive relief and such other and further relief, including monetary damages, as is proper in the circumstances. It is further agreed that the running of the periods provided above in Sections 8 and 10, shall be tolled during any period which Margheret shall be adjudged to have been in violation of any of her obligations under such Sections.

    12.  Withholding

         Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Margheret or her estate or beneficiaries, shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect of such payments or any of them.

    13.  Notices

         All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

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         To the Company:       Pioneer-Standard Electronics, Inc.
                               4800 East 131st Street
                               Cleveland, Ohio  44105
                               Attention:  Secretary or
                                           Assistant Secretary

         To Margheret:         Janice M. Margheret
                               5633 Spring Grove Drive
                               Solon, OH 44139

    14.  General Provisions

         14.01. There shall be no right of set-off or counter claim, in respect any claim, debt or obligation, against payments to Margheret, her dependents, beneficiaries or estate provided for in this Agreement.

         14.02. No right or interest to or in any payments shall be assignable by Margheret; provided, however, that this provision shall not preclude her from designating one or more beneficiaries to receive any amount that may be payable after her death and shall not preclude the legal representative of her estate from assigning any right hereunder to the person or persons entitled thereto under her will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to her estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of Margheret's estate.

         14.03. No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

         14.04. In the event of Margheret's death or a judicial determination of her incompetence, reference in this Agreement to Margheret shall be deemed, where appropriate, to refer to her legal representative or, where appropriate, to her beneficiary or beneficiaries.

         14.05. The titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

         14.06. This Agreement shall be binding upon and shall inure to the benefit of (a) Margheret and, subject to the

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



provisions of paragraphs 14.02 and 14.03, her heirs and legal representatives, and (b) the Company and its successors as provided in Section 17 hereof.

    15.  Amendment or Modification; Waiver

         No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board of Directors of the Company or any authorized committee of the Board of Directors and is agreed to in writing, signed by Margheret and by an officer of the Company thereunto duly authorized by either the Board of Directors or the Compensation Committee. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

    16.  Severability

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

    17.  Successors to the Company

         Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation which acquires directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

    18.  Operation of Agreement

         18.01. This Agreement shall be effective April 3, 1995, and shall supersede the Employment Agreement effective April 1, 1993 between Margheret and the Company.

         18.02. For the purpose of this Agreement, the term "Change in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement; provided that, without limitation, such a change in control shall be deemed to have occurred if and when (a) any

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



"person" (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities or (b) during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, individuals who, at the beginning of such twelve (12) month period were directors of the Company for whom Margheret, as a shareholder, shall have voted, cease for any reason to constitute at least a majority of the Board of Directors of the Company.

    19.  Enforcement Costs

         The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Margheret the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Margheret not be required to incur the expenses associated with the enforcement of her rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Margheret hereunder, nor be bound to negotiate any settlement of her rights hereunder under threat of incurring such expenses. Accordingly, if following a Change in Control it should appear to Margheret that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from, Margheret, or in the event the Company fails or refuses to comply with the obligations under this Agreement, the benefits intended to be provided to Margheret hereunder, and that Margheret has complied with all of her obligations under this Agreement, the Company irrevocably authorizes Margheret from time to time to retain counsel of her choice at the expense of the Company as provided in this Section 19, to represent Margheret in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Margheret entering into an attorney-client relationship with such counsel, and in that connection the Company and Margheret agree that a confidential relationship shall exist between Margheret and such counsel. The reasonable fees and expenses of counsel selected from time to time by Margheret as hereinabove provided shall be paid or reimbursed to Margheret by the Company on a regular, periodic basis upon presentation by Margheret of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $500,000.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                       PIONEER-STANDARD ELECTRONICS, INC.


/s/ Colleen M. Simon                          By/s/ James L. Bayman
- --------------------------                      --------------------------------
                                                James L. Bayman, Chief Executive
                                                Officer and President

ATTEST:


/s/ Beverly M. Fisher                              /s/ Janice M. Margheret
- --------------------------                      --------------------------------
                                                       Janice M. Margheret

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